Exhibit 3.1

Amended and Restated

By-Laws

Of

ABIOMED, Inc.

A Delaware Corporation

As Amended and Restated on May 26, 2022,

as further amended on October 31, 2022

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BY-LAWS

OF

ABIOMED, INC.

(A Delaware Corporation) (the “Corporation” or the “corporation”)

ARTICLE I.

Stockholders

Section 1.1. Annual Meeting. An annual meeting of the stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the board of directors shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the corporation, such annual meeting shall be at the principal office of the corporation.

Section 1.2. Special Meetings. Special meetings of the stockholders may be called at any time by the chairman of the board of directors, the chief executive officer or by the board of directors. Special meetings of the stockholders shall be held at such time, date and place, if any, within or outside of the State of Delaware as may be designated in the notice of such meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting.

Section 1.3. Notice of Meeting. A written notice stating the place, if any (or the means of remote communication by which stockholders and proxy holders may be deemed to be present in person) date, and hour of each meeting of the stockholders, and, in the case of a special meeting, the purposes for which the meeting is called, shall be delivered personally or mailed in a postage prepaid envelope or, to the extent and in the manner permitted by applicable law, by any form of electronic transmission (with the consent of the stockholder to the extent required by applicable law), not less than 10 nor more than 60 days before the date of such meeting, to each person who appears on the stock books and records of the Corporation as a stockholder entitled to vote at such meeting and to each stockholder who under the Certificate of Incorporation or these By-Laws is entitled to such notice. Notices are deemed given (i) if by mail, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation, or, if a stockholder shall have filed with the secretary a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address; (ii) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (iii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive such notice; (iv) if by posting on an electronic network together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting and (B) the giving of such separate notice of such posting; and (v) if by any other form of electronic transmission, when directed to the stockholder as required by law and, to the extent required by applicable law, in the manner consented to by the stockholder. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the secretary, assistant corporate secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 233 of the General Corporation Law of the State of Delaware. The requirement of notice to any stockholder may be waived by a written waiver of notice, executed before or after the meeting by the stockholder or his attorney thereunto duly authorized, and filed with the records of the meeting, or if communication with such stockholder is unlawful, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A waiver of notice of any regular or special meeting of the stockholders need not specify the purposes of the meeting. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.4. Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

Section 1.5. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the corporation, unless otherwise provided by law or by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them.

Section 1.6. Action at Meeting. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office, and a majority of the votes properly cast upon any question other than election to an office shall decide such question, except where a larger vote is required by law, the Certificate of Incorporation or these By- Laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

Section 1.7. Action Without Meeting. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by stockholders without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Section 1.8. Voting of Shares of Certain Holders. Shares of stock of the corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the By-Laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

Shares of stock of the corporation standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his administrator, executor, court-appointed guardian or conservator without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares of capital stock of the corporation standing in the name of a trustee may be voted by him. Shares of stock of the corporation standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed. A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred. Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares.

Section 1.9. Stockholder Lists. The secretary (or the corporation’s transfer agent or other person authorized by these By-Laws or by law) shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 1.10. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II.

Board of Directors

Section 2.1. Definitions. For purposes of this Article II, the following terms shall have the meanings indicated:

(a)

“Proposing Person” means any of the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made and (iii) any affiliate or associate of such stockholder of record or beneficial owner.

(b)

“Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange.

(c)

“Solicitation Statement” means a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Proposing Person.

(d)

“Synthetic Equity Interest” means any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (i) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (ii) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (iii) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (iv) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(e)

“Timely Notice” means a Proposing Person’s written notice, which shall be received by the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event the annual meeting of stockholders is held more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting of stockholders was held in the preceding year, to be timely, the notice by the Proposing Person must be received by the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting of stockholders or the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made.

Section 2.2. Powers. Except as reserved to the stockholders by law, by the Certificate of Incorporation or by these By-Laws, the business of the corporation shall be managed under the direction of the board of directors, who shall have and may exercise all of the powers of the corporation. In particular, and without limiting the foregoing, the board of directors shall have the power to issue or reserve for issuance from time to time the whole or any part of the capital stock of the corporation which may be authorized from time to time to such person, for such consideration and upon such terms and conditions as they shall determine, including the granting of options, warrants or conversion or other rights to stock.

Section 2.3. Number of Directors: Qualifications. The board of directors shall consist of such number of directors, not less than 3 nor more than 12, as shall be fixed initially by the incorporator(s) and thereafter by the board of directors. No director need be a stockholder.

Section 2.4. Nomination of Directors; Proposals for Other Business.

(a)	Annual Meetings of Stockholders.

(1)

Nominations for the election of directors or proposals for other business to be brought before an annual meeting of stockholders may, in each case, be made at an annual meeting of stockholders only (i) if brought before the meeting by the Corporation and specified in the Corporation’s notice of meeting delivered pursuant to Section 1.3, (ii) if brought before such annual meeting by or at the direction of the board of directors, (iii) if brought before such annual meeting by any stockholder who (a) is entitled to vote for the election of directors at the meeting, (b) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination or proposal for other business is made, only if such beneficial owner of shares of stock of the Corporation) at the time of giving of notice provided for in these By-Laws and at the time of such annual meeting, (c) is present (in person or by proxy) at the meeting and (d) complies with the notice procedures set forth in these By-Laws as to such nomination or proposal for other business or (iv) in the case of stockholder nominations to be included in the Corporation’s proxy statement for such annual meeting, if brought before such annual meeting by any Eligible Holder (as defined in Section 2.4(d) of these By-Laws) who satisfies the requirements set forth in Section 2.4(d) of these By-Laws. For the avoidance of doubt, other than matters properly brought under Rule 14a-8 (or any successor rule) under the Exchange Act, the foregoing sentence shall describe the exclusive means for a stockholder to bring nominations or other business before an annual meeting, and such stockholder must comply with the notice and other procedures set forth in this Section 2.4 to bring such nominations or other business properly before an annual meeting of stockholders.

(2)

For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.4(a)(1)(iii) above, the Proposing Person must (i) have given Timely Notice thereof in writing and in proper form, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation and (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Section 2.4 (other than Section 2.4(d). In no event shall any adjournment of an annual meeting of stockholders or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. To be in proper form, such stockholder’s Timely Notice shall set forth:

(A)	as to each Proposing Person:

(i)

(a) the name and address of the Proposing Person giving the notice (including, if applicable, as they appear on the Corporation’s books); (b) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned of record or beneficially (for purposes of these By-Laws, as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these By-Laws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future; (c) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest; (d) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation; (e) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (f) any performance-related fees (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (b) through (f), “Material Ownership Interests”); provided, however, that Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the information required by this Section 2.4(a)(2)(A)(i) on behalf of a beneficial owner;

(ii)

a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person, in the case of nominations, each person, if any, whom a Proposing Person proposes to nominate for election or re-election as a director(s) (each, a “Proposed Nominee”), or any of the Proposing Person’s respective affiliates or associates, with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(iii)

(a) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any Proposed Nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the annual meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (b) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s);

(iv)

in the case of nominations, a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Proposing Person, on the one hand, and each Proposed Nominee or his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Securities and Exchange Commission if such Proposing Person were the “registrant” for purposes of such regulation and the Proposed Nominee were a director or executive officer of such registrant;

(v)

a representation that such Proposing Person is a record holder of the stock of the Corporation at the timing of the giving of the notice, will be entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at such annual meeting to nominate the Proposed Nominees named in its notice or, for any proposal that relates to any business other than nominations for election of directors, to bring such business before the annual meeting;

(vi)

with respect to nominations, a written representation and agreement that the Proposed Nominee (a) understands his or her duties as a director under the General Corporation Law of the State of Delaware and agrees to act in accordance with those duties while serving as a director, (b) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the board of directors, in any case, to the extent that such arrangement, understanding, commitment or assurance (1) could limit or interfere with the Proposed Nominee’s ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with Corporation policies and guidelines applicable to directors generally or (2) has not been disclosed to the Corporation prior to or concurrently with the Proposing Person’s submission of the nomination, (c) if elected as a director, will comply with all applicable laws and stock exchange listing standards and the Corporation’s policies and guidelines applicable to directors, (d) is not or will not become a party to any direct or indirect compensation or other monetary agreement, arrangement or understanding with any person or entity other than the Corporation (including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification) in connection with service or action as a director that has not been disclosed to the Corporation prior to or concurrently with the Proposing Person’s submission of the nomination, and (e) will provide (1) facts and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (2) all completed and signed questionnaires required generally of the Corporation’s directors;

(vii)	a Solicitation Statement; and

(viii)

any other information relating to such Proposing Person or the proposed business (including, as applicable, information about any Proposed Nominee, including such Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the nomination for election of directors or the other business proposed to be brought before the annual meeting of stockholders pursuant to Section 14(a) of the Exchange Act.

(B)	with respect to nominations, the following information as to each Proposed Nominee:

(i)	the name, age, business address and, if known, residence address of the Proposed Nominee;

(ii)	the principal occupation or employment of the Proposed Nominee; and

(iii)

the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially by the Proposed Nominee, including any shares of any class or series of the capital stock of the Corporation as to which such Proposed Nominee has a right to acquire beneficial ownership at any time in the future.

(C)	as to any other business other than nominations that the Proposing Person proposes to bring before the annual meeting of stockholders, in addition to the information set forth in Section2.4(a)(2)(A):

(i)

a reasonably brief description of the business desired to be brought before the annual meeting of stockholders, the reasons for conducting such business at the annual meeting of stockholders, and any material interest in such business of each Proposing Person; and

(ii)	the text of the proposal or the business (including the text of any resolutions proposed for resolution).

(3)

The Corporation may also require any Proposed Nominee for election to the board of directors of the Corporation to furnish such other information (i) as may be reasonably required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director of the Corporation in accordance with the Corporation’s policies and guidelines applicable to directors as then in effect or (ii) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.

(4)

A Proposing Person providing Timely Notice of nominations or business proposed to be brought before an annual meeting of stockholders shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these By-Laws shall be true and correct as of the record date for the annual meeting of stockholders and as of the date that is ten (10) business days prior to such annual meeting of stockholders or any adjournment or postponement thereof, and such update and supplement, (i) where required to be made as of the record date, shall be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the annual meeting of stockholders, and (ii) where required to be made as of ten (10) business days prior to the annual meeting of stockholders or any adjournment or postponement thereof, shall be made not later than the close of business on the eighth (8th) business day prior to the date of the annual meeting of stockholders or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the annual meeting of stockholders has been adjourned or postponed).

(5)

For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.4(a)(1)(iv) above, the Nominating Person must (i) have given timely notice thereof in writing and in proper form in accordance with Section 2.4(c) of these By-Laws, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation and (ii) satisfy all other requirements of Section 2.4(c) of these By-Laws.

(b)	Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Corporation’s board of directors. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the board of directors or (ii) provided that the board of directors has determined that the special meeting of stockholders is being called in accordance with Section 1.2 for the purpose of electing directors, by any stockholder of the Corporation who (1) is a stockholder of record both at the time of giving of notice provided for in this Section 2.4(b) and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) complies with the provisions of this Section 2.4(b). For nominations or other business to be properly brought before a special meeting of stockholders by a stockholder pursuant to Section 2.4(b)(ii) above, the stockholder’s notice shall contain all of the information required by Section 2.4(a)(2) and (3), as updated consistent with the procedures set forth in Section 1.3(a)(4), and be received by the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the scheduled date for such special meeting of stockholders and not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such special meeting of stockholders or the tenth (10th) day following the day of the Public Announcement of the date of such meeting and of the nominees proposed by the board of directors to be elected at the special meeting of stockholders is first made. The announcement of a postponement of a special meeting of stockholders after notice of the meeting has been given or an adjournment of a special meeting of stockholders shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(b).

(c)	Inclusion of Proxy Access Nominee in Proxy Statement.

(1)

Subject to the provisions of this Section 2.4(c), if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders (but not at any special meeting of stockholders):

(A)	the name of any person nominated for election (the “Proxy Access Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Nominating Person (as defined below);

(B)	disclosure about the Proxy Access Nominee and the Nominating Person required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(C)

any statement included by the Nominating Person in the Nomination Notice for inclusion in the proxy statement in support of the Proxy Access Nominee’s election to the board of directors (subject, without limitation, to Section 2.4(c)(5)(B)) if such statement does not exceed 500 words; and

(D)

any other information that the Corporation or the board of directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Proxy Access Nominee, including, without limitation, (i) any statement in opposition to the nomination, (ii) any of the information provided pursuant to this Section 2.4(c) and (iii) any solicitation materials or related information with respect to the Proxy Access Nominee.

For purposes of this Section 2.4(c), any determination to be made by the board of directors may be made by the board of directors, a committee of the board any officer of the Corporation designated by the board of directors or a committee of the board and any such determination shall be final and binding on the Corporation, any Nominating Person, any Eligible Holder, any Proxy Access Nominee and any other person so long as made in good faith (without any further requirements).

(2)	Maximum Number of Proxy Access Nominees.

(A)

The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Proxy Access Nominees than that number of directors constituting the greater of (i) two (2) or (ii) twenty percent (20%) of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.4(c) (rounded down to the nearest whole number) (the “Maximum Number”). In the event that one or more vacancies for any reason occurs on the board of directors after the deadline set forth in Section 2.4(c)(4) below but before the date of the annual meeting, and the board of directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by (i) Proxy Access Nominees who are subsequently withdrawn, (ii) Proxy Access Nominees that the board of directors itself decides to nominate for election at such annual meeting and (iii) the number of incumbent directors of the Corporation who had been Proxy Access Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the board of directors.

(B)

If the number of Proxy Access Nominees pursuant to this Section 2.4(c) for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Person will select one Proxy Access Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Person’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Person has selected one Proxy Access Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.4(c)(4), a Nominating Person becomes ineligible or withdraws its nomination or a Proxy Access Nominee becomes unwilling to serve on the board of directors, whether before or after the mailing of the proxy statement, then the nomination shall be disregarded, and the Corporation (i) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Proxy Access Nominee or any successor or replacement nominee proposed by the Nominating Person or by any other Nominating Person and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Proxy Access Nominee will not be included as a Proxy Access Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(3)	Eligibility of Nominating Person.

(A)

An “Eligible Holder” is a person who has either (i) been a record holder of the shares of stock used to satisfy the eligibility requirements in this Section 2.4(c)(3) continuously for the three-year period specified in Section 2.4(c)(3)(B) below or (ii) provides to a Secretary of the Corporation, within the time period referred to in Section 2.4(c)(4), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the board of directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(B)

An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 2.4(c) only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s stock throughout the three (3) year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Each Eligible Holder or group of up to twenty (20) Eligible Holders that submits a nomination in accordance with this Section 2.4(c) and has satisfied, as determined by the board of directors, all applicable conditions and complied with all applicable procedures set forth in this Section 2.4(c) is a “Nominating Person”. A group of funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in clauses (i), (ii) or (iii) of this Section 2.4(c)(3)(B). For the avoidance of doubt, in the event of a nomination by a Nominating Person that includes more than one Eligible Holder, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.4(c), including the minimum holding period, shall apply to each individual Eligible Holder comprising the Nominating Person; provided, however, that the Minimum Number shall apply to the ownership of the Nominating Person in the aggregate. Should any Eligible Holder withdraw from a group of Eligible Holders constituting a Nominating Person at any time prior to the annual meeting of stockholders, the Nominating Person shall only be deemed to own the shares held by the remaining Eligible Holders. As used in this Section 2.4(c), any reference to a “group” or “group of Eligible Holders” refers to any Nominating Person that consists of more than one Eligible Holder and to all the Eligible Holders that make up such Nominating Person.

(C)

The “Minimum Number” of shares of the Corporation’s stock means three percent (3%) of the number of outstanding shares of stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(D)

For purposes of this Section 2.4(c), an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (B) purchased by such Eligible Holder or any of its affiliates but the purchase has not yet been settled or closed, (C) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (D) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares within a reasonable period of time and will recall such loaned shares as of the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the board of directors.

(E)

No Eligible Holder shall be permitted to be a part of more than one group of Eligible Holders constituting a Nominating Person, and if any Eligible Holder appears as a member of more than one group, such Eligible Holder shall be deemed to be a member of the group of Eligible Holders that has the largest ownership position as reflected in the Nomination Notice.

(4)	Nomination Notice.

To nominate a Proxy Access Nominee, the Nominating Person must, no later than the close of business on the one hundred and twentieth (120th) day nor earlier than the close of business on the one hundred and fiftieth (150th) day prior to the one-year anniversary of the preceding year’s annual meeting of stockholders, submit to the secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that in the event the annual meeting of stockholders is held more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting of stockholders was held in the preceding year, to be timely, the Nomination Notice shall be given in the manner provided herein not later than the close of business on the later of the one hundred and twentieth (120th) day prior to the scheduled date of such annual meeting of stockholders or the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made:

(A)

A Schedule 14N (or any successor form) relating to the Proxy Access Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Person as applicable, in accordance with Securities and Exchange Commission rules;

(B)

A written notice of the nomination of such Proxy Access Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Person (including each group member):

(i)	the information required with respect to the nomination of directors pursuant to Section 2.4(a) of these By-Laws;

(ii)

the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(iii)

a representation and warranty that the Nominating Person did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(iv)

a representation and warranty that the Proxy Access Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(v)	a representation and warranty that the Proxy Access Nominee:

(1)

is not aware of any information that would make the Proxy Access Nominee fail to be deemed independent under, and otherwise qualifies as independent under the bright-line standards of, the rules of the primary stock exchange on which the Corporation’s securities are traded;

(2)

is not aware of any information that would make the Proxy Access Nominee fail to meet the audit committee, governance and nominating committee, and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s securities are traded;

(3)	is not aware of any information that would make the Proxy Access Nominee fail to be a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4)

is not aware of any information that would make the Proxy Access Nominee fail to be an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(5)

is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Proxy Access Nominee;

(vi)

a representation and warranty that the Nominating Person satisfies the eligibility requirements set forth in Section 2.4(c)(3) and has provided evidence of ownership to the extent required by Section 2.4(c)(3)(A);

(vii)

a representation and warranty that the Nominating Person intends to continue to satisfy the eligibility requirements described in Section 2.4(c)(3) through the date of the annual meeting and currently intends in good faith to continue to hold the Minimum Number of shares for at least one year following the annual meeting;

(viii)

details of any position of the Proxy Access Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(ix)

details of any relationship between the Proxy Access Nominee and any entity that would require disclosure on Schedule 13D as if the Proxy Access Nominee was required to file a Schedule 13D with respect to the company;

(x)

details of any shares of the Corporation owned by the Proxy Access Nominee that are (A) pledged by the Proxy Access Nominee or otherwise subject to a lien, charge or other encumbrance or (B) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Proxy Access Nominee, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Proxy Access Nominee’s full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Proxy Access Nominee;

(xi)	details of any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation;

(xii)

a representation and warranty that the Nominating Person will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to its Proxy Access Nominee or any nominee of the board of directors;

(xiii)

a representation and warranty that the Nominating Person will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Proxy Access Nominee at the annual meeting;

(xiv)

if desired, a statement for inclusion in the proxy statement in support of the Proxy Access Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(xv)

in the case of a nomination by a Nominating Person comprised of a group, the designation by all such Eligible Holders of one Eligible Holder that is authorized to act on behalf of the Nominating Person with respect to matters relating to the nomination, including withdrawal of the nomination;

(C)	An executed agreement, in a form deemed satisfactory by the board of directors, pursuant to which the Nominating Person (including in the case of a group, each Eligible Holder in that group) agrees:

(i)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(ii)

to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Proxy Access Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(iii)

to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Person with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(iv)

to indemnify and hold harmless (jointly with all other Eligible Holders, in the case of a group of Eligible Holders) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Person to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 2.4(c);

(v)

in the event that any information included in the Nomination Notice, or any other communication by the Nominating Person (including with respect to any Eligible Holder included in a group), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Person (including any Eligible Holder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 2.4(c)(3), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

(D)	An executed agreement, in a form deemed satisfactory by the board of directors, by the Proxy Access Nominee:

(i)	to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(ii)

that the Proxy Access Nominee has read and agrees, if elected, to serve as a member of the board of directors, to adhere to the Corporation’s Code of Conduct and any other Corporation policies and guidelines applicable to directors; and

(iii)

that the Proxy Access Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity as to how the Proxy Access Nominee would vote or act on any issue or question as a director.

The information and documents required by this Section 2.4(c)(4) shall be (i) provided with respect to and executed by each Eligible Holder or, in the case of a Nominating Person comprised of a group of Eligible Holders, each Eligible Holder in that group; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Person or Eligible Holder that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.4(c)(4) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by a Secretary of the Corporation.

(5)	Exceptions.

(A)

Notwithstanding anything to the contrary contained in this Section 2.4(c), the Corporation may omit from its proxy statement any Proxy Access Nominee and any information concerning such Proxy Access Nominee (including a Nominating Person’s statement in support) and no vote on such Proxy Access Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Person may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Proxy Access Nominee, if:

(i)	the Corporation receives a Timely Notice pursuant to Section 2.4(a)(2) of these By-Laws that any stockholder intends to nominate a candidate for director at the annual meeting;

(ii)

if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than a nominee of the board of directors and other than as permitted by this Section 2.4(c);

(iii)

the Nominating Person or the designated Eligible Holder that is authorized to act on behalf of the Nominating Person, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 2.4(c) or the Nominating Person withdraws its nomination;

(iv)

the board of directors determines that such Proxy Access Nominee’s nomination or election to the board of directors would result in the Corporation violating or failing to be in compliance with the Corporation’s By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;

(v)

the Proxy Access Nominee was nominated for election to the board of directors pursuant to this Section 2.4(c) at one of the Corporation’s two preceding annual meetings of stockholders and either (A) withdrew or became ineligible or (B) received a vote of less than twenty percent of the shares of stock entitled to vote for such Proxy Access Nominee;

(vi)	the Proxy Access Nominee is an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(vii)

the Corporation is notified, or the board of directors determines, that a Nominating Person has failed to continue to satisfy the eligibility requirements described in Section 2.4(c)(3) any of the representations and warranties made in the Nomination Notice cease to be true and accurate in all material respects (or omit a material fact necessary to make the statement not misleading), the Proxy Access Nominee becomes unwilling or unable to serve on the board of directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Person or the Proxy Access Nominee under this Section 2.4(c).

(B)

Notwithstanding anything to the contrary contained in this Section 2.4(c), the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Proxy Access Nominee included in the Nomination Notice, if the board of directors determines that:

(i)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(ii)

such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person; or

(iii)	the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation.

(d)	General.

(1)

Only such persons who are nominated in accordance with the provisions of these By-Laws shall be eligible for election and to serve as directors and only such business shall be conducted at an annual meeting of stockholders or special meeting of stockholders as shall have been brought before the meeting in accordance with the provisions of these By-Laws or in accordance with Rule 14a-8 under the Exchange Act. The board of directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the annual meeting of stockholders or special meeting stockholders was made in accordance with the provisions of these By-Laws. If neither the board of directors nor such designated committee makes a determination as to whether any nomination or other stockholder proposal was made in accordance with the provisions of these By-Laws, the person presiding over the annual meeting of stockholders or special meeting of stockholders shall have the power and duty to determine whether the nomination or other stockholder proposal was made in accordance with the provisions of these By-Laws. If the board of directors or a designated committee thereof or the person presiding over the meeting, as applicable, determines that nomination or other stockholder proposal was not made in accordance with the provisions of these By-Laws, such nomination or other stockholder proposal shall be disregarded and shall not be presented for action at the annual meeting of stockholders or special meeting of stockholders.

(2)

Except as otherwise required by law and Section 2.4(c) of these By-Laws, nothing in this Section 2.4 shall obligate the Corporation or the board of directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the board of directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3)

Notwithstanding the provisions of this Section 2.4, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders or special meeting of stockholders to present a nomination or any business proposed by such stockholder, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.4, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting of stockholders or special meeting of stockholders, and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the person presiding over the meeting of stockholders.

(4)

Notwithstanding the foregoing provisions of these By-Laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws.

(5)

Notwithstanding anything in this Article II to the contrary, in the event that the number of directors to be elected to the board of directors is enlarged pursuant to Section 2.7 and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination that qualifies as a Timely Notice under Section 2.4(a)(2), a stockholder’s notice required by these By-Laws shall still be considered a Timely Notice, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(6)

Nothing in these By-Laws shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an annual meeting of stockholders or (ii) the holders of any series of preferred stock to elect directors under specified circumstances.

Section 2.5. Election and Term of Office.

(a)

Commencing at the annual meeting of the stockholders in 1995, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the number of directors constituting the entire Board of Directors. At the annual meeting of the stockholders held in 1995, Class I directors shall be elected for a one year term, Class II directors shall be elected for a two year term, and Class III directors shall be elected for a three year term, and in each case until their successors are duly elected and qualified. Commencing in 1996, at each annual meeting of the stockholders, successors to the class of directors whose terms expire at that annual meeting of stockholders shall be elected by stockholders for a three year term and until their successors are duly elected and qualified. If the number of directors constituting the entire Board of Directors shall be changed, the increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

(b)

Any director elected to fill a vacancy resulting from an increase in any class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for the remaining term of the class to which such director is elected. No decrease in the size of the Board of Directors shall have the effect of removing or shortening the term of any incumbent director.

(c)

Whenever the holders of any series of preferred stock issued pursuant to the provisions of the Certificate of Incorporation of the Corporation shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of the Certificate of Incorporation applicable to such series, as the case may be, and such directorships shall not be divided into classes unless expressly so provided therein.

Section 2.6. Vacancies. Any vacancy in the board of directors, however occurring, including a vacancy resulting from the enlargement of the board of directors, may be filled in the manner provided in the Certificate of Incorporation of the corporation.

Section 2.7. Enlargement of the Board. The board of directors may be enlarged in the manner provided in the Certificate of Incorporation of the corporation.

Section 2.8. Resignation. Any director may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the chairman of the board of directors, chief executive officer, secretary or assistant secretary, if any. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 2.9. Removal. A director, whether elected by the stockholders or directors, may be removed from office in the manner provided in the Certificate of Incorporation of the corporation.

Section 2.10. Meetings. Regular meetings of the board of directors may be held without call or notice at such times and such places within or without the State of Delaware as the Board may, from time to time, determine, provided that notice of the first regular meeting following any such determination shall be given to directors absent from such determination. A regular meeting of the board of directors shall be held without notice immediately after, and at the same place as, the annual meeting of the stockholders or the special meeting of the stockholders held in place of such annual meeting, unless a quorum of the directors is not then present. Special meetings of the board of directors may be held at any time and at any place designated in the call of the meeting when called by the chairman of the board, or one or more directors. Members of the board of directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

Section 2.11. Notice of Meeting. It shall be sufficient notice to a director to send notice by mail at least seventy-two (72) hours before the meeting addressed to such person at his usual or last known business or residence address or to give notice to such person in person, by telephone or by electronic mail or other electronic transmission (as permitted by applicable law) at least twenty-four (24) hours before the meeting. Notice shall be given by the secretary, assistant secretary, if any, or by the officer or directors calling the meeting. The requirement of notice to any director may be waived by a written waiver of notice, executed by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A notice or waiver of notice of a directors’ meeting need not specify the purposes of the meeting.

Section 2.12. Agenda. Any lawful business may be transacted at a meeting of the board of directors, notwithstanding the fact that the nature of the business may not have been specified in the notice or waiver of notice of the meeting.

Section 2.13. Quorum. At any meeting of the board of directors, a majority of the directors then in office shall constitute a quorum for the transaction of business. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

Section 2.14. Action at Meeting. Any motion adopted by vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, except where a different vote is required by law, by the Certificate of Incorporation or by these By-Laws. Members of the Board may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in any meeting pursuant to this provision shall constitute presence in person at such meeting. The assent in writing or by electronic transmission of any director to any vote or action of the directors taken at any meeting, whether or not a quorum was present and whether or not the director had or waived notice of the meeting, shall have the same effect as if the director so assenting was present at such meeting and voted in favor of such vote or action.

Section 2.15. Action Without Meeting. Any action by the directors may be taken without a meeting if all of the directors consent to the action in writing or by electronic transmission, and the consents in writing or by electronic transmission are subsequently filed with the records of the directors’ meetings. Such filing shall be in paper form if the records are maintained in paper form and shall be in electronic form if the records are maintained in electronic form. Such consent shall be treated for all purposes as a vote of the directors at a meeting.

Section 2.16. Committees. The board of directors may, by the affirmative vote of a majority of the directors then in office, appoint an executive committee or other committees consisting of one or more directors and may by vote delegate to any such committee some or all of their powers except those which by law, the Certificate of Incorporation or these By-Laws they may not delegate. Unless the board of directors shall otherwise provide, any such committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these By-Laws with respect to meetings or for the conduct of business or the taking of actions by the board of directors. The board of directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee at any time. The board of directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE III.

Officers

Section 3.1. Enumeration. The officers shall consist of a chairman of the board of directors, chief executive officer, chief financial officer, a secretary and such other officers and agents (including president, one or more additional vice-presidents, assistant treasurers and assistant secretaries), as the board of directors may, in their discretion, determine.

Section 3.2. Election. The chairman of the board of directors, chief executive officer, chief financial officer and secretary shall be elected annually by the directors at their first meeting following the annual meeting of the stockholders or any special meeting held in lieu of the annual meeting. Other officers may be chosen by the directors at such meeting or at any other meeting.

Section 3.3. Qualification. An officer may, but need not, be a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the directors to give bond for the faithful performance of his duties to the corporation in such amount and with such sureties as the directors may determine. The premiums for such bonds may be paid by the corporation.

Section 3.4. Tenure. Except as otherwise provided by the Certificate of Incorporation or these By-Laws, the term of office of each officer shall be for one year or until his successor is elected and qualified or until his earlier resignation or removal.

Section 3.5. Removal. Any officer may be removed from office, with or without cause, by the affirmative vote of a majority of the directors then in office.

Section 3.6. Resignation. Any officer may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the chairman of the board of directors, chief executive officer, secretary, or assistant secretary, if any, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event.

Section 3.7. Vacancies. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the board of directors.

Section 3.8. Chairman of the Board. The chairman of the board of directors shall have such duties and powers as are commonly incident to such office and such other duties and powers as the board of directors may from time to time determine. He shall preside, when present, at all meetings of the board of directors. If so elected by the board of directors, the chairman of the board of directors may also serve as chief executive officer of the corporation.

Section 3.9. Chief Executive Officer. The chief executive officer shall, subject to the direction of the board of directors, have general supervision and control of the corporation’s business and shall have such powers and duties as are commonly incident to such office.

Except as otherwise voted by the board of directors, the chief executive officer shall preside at all meetings of the stockholders, and shall preside at meetings of the board of directors if the chairman of the board is not present at such meetings.

Section 3.10. President. The president shall have such powers and shall perform such duties as the board of directors may from time to time designate. The president shall serve as the chief executive officer of the corporation if he shall be so elected by the board of directors.

Section 3.11. Chief Financial Officer. The chief financial officer shall have such powers and perform such duties as the board of directors, the chairman, the chief executive officer, the president or a vice chairman of the board of directors may from time to time prescribe which may include, without limitation, responsibility for strategic planning, corporate finance, control, tax and auditing and shall perform such other duties as may be prescribed by these By-Laws.

Section 3.12. Secretary and Assistant Secretaries. The secretary shall record, or cause to be recorded, all proceedings of the meetings of the stockholders and directors (including committees thereof) in the book of records of this corporation. The record books shall be open at reasonable times to the inspection of any stockholder, director, or officer. The secretary shall notify the stockholders and directors, when required by law or by these By-Laws, of their respective meetings, and shall perform such other duties as the directors and stockholders may from time to time prescribe. The secretary shall have the custody and charge of the corporate seal, and shall affix the seal of the corporation to all instruments requiring such seal, and shall certify under the corporate seal the proceedings of the directors and of the stockholders, when required. In the absence of the secretary at any such meeting, a temporary secretary shall be chosen who shall record the proceedings of the meeting in the aforesaid books.

Assistant secretaries, if any, shall have such powers and perform such duties as the board of directors may from time to time designate.

Section 3.13. Other Powers and Duties. Subject to these By-Laws and to such limitations as the board of directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as generally pertain to then- respective offices, as well as such powers and duties as from time to time may be conferred by the board of directors.

ARTICLE IV.

Capital Stock

Section 4.1. Stock Certificates. Each stockholder shall be entitled to a certificate representing the number of shares of the capital stock of the corporation owned by such person in such form as shall, in conformity to law, be prescribed from time to time by the board of directors. Each certificate shall be signed by the chairman of the board of directors, the president or any vice-president and by the secretary, assistant secretary or treasurer or assistant treasurer, or such other officers designated by the board of directors from time to time as permitted by law, shall bear the seal of the corporation, and shall express on its face its number, date of issue, class, the number of shares for which, and the name of the person to whom, it is issued. The corporate seal and any or all of the signatures of corporation officers may be facsimile if the stock certificate is manually counter-signed by an authorized person on behalf of a transfer agent or registrar other than the corporation or its employee.

If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

Section 4.2. Transfer of Shares. Title to a certificate of stock and to the shares represented thereby shall be transferred only on the books of the corporation by delivery to the corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties.

Section 4.3. Record Holders. Except as otherwise may be required by law, by the Certificate of Incorporation or by these By-Laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-Laws.

It shall be the duty of each stockholder to notify the corporation of his post office address.

Section 4.4. Record Date. In order that the corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournments thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the corporation after the record date.

If no record date is fixed: (i) the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 4.5. Transfer Agent and Registrar for Shares of Corporation. The board of directors may appoint a transfer agent and a registrar of the certificates of stock of the corporation. Any transfer agent so appointed shall maintain, among other records, a stockholders’ ledger, setting forth the names and addresses of the holders of all issued shares of stock of the corporation, the number of shares held by each, the certificate numbers representing such shares, and the date of issue of the certificates representing such shares. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares which the corporation is authorized to issue and the total number of shares actually issued. The stockholders’ ledger and the share register are hereby identified as the stock transfer books of the corporation; but as between the stockholders’ ledger and the share register, the names and addresses of stockholders, as they appear on the stockholders’ ledger maintained by the transfer agent shall be the official list of stockholders of record of the corporation. The name and address of each stockholder of record, as they appear upon the stockholders’ ledger, shall be conclusive evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, and to own, enjoy and exercise any other property or rights deriving from such shares against the corporation. Stockholders, but not the corporation, its directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any changes in their names or addresses from time to time, and failure to do so will relieve the corporation, its other stockholders, directors, officers, agents and attorneys, and its transfer agent and registrar, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders’ ledger maintained by the transfer agent.

Section 4.6. Loss of Certificates. In case of the loss, destruction or mutilation of a certificate of stock, a replacement certificate may be issued in place thereof upon such terms as the board of directors may prescribe, including, in the discretion of the board of directors, a requirement of bond and indemnity to the corporation.

Section 4.7. Restrictions on Transfer. Every certificate for shares of stock which are subject to any restriction on transfer, whether pursuant to the Certificate of Incorporation, the By- laws or any agreement to which the corporation is a party, shall have the fact of the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement that the corporation will furnish a copy to the holder of such certificate upon written request and without charge.

Section 4.8. Multiple Classes of Stock. The amount and classes of the capital stock and the par value, if any, of the shares, shall be as fixed in the Certificate of Incorporation. At all times when there are two or more classes of stock, the several classes of stock shall conform to the description and the terms and have the respective preferences, voting powers, restrictions and qualifications set forth in the Certificate of Incorporation and these By-Laws. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued, or (ii) a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

ARTICLE V.

Dividends

Section 5.1. Declaration of Dividends. Except as otherwise required by law or by the Certificate of Incorporation, the board of directors may, in its discretion, declare what, if any, dividends shall be paid from the surplus or from the net profits of the corporation upon the stock of the corporation; provided, however, that no dividend shall be declared or paid the payment of which would diminish the amount of the paid-in capital of the corporation. Dividends may be paid in cash, in property, in shares of the corporation’s stock, or in any combination thereof.

Dividends shall be payable upon such dates as the board of directors may designate.

Section 5.2. Reserves. Before the payment of any dividend and before making any distribution of profits, the board of directors, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the corporation such sum or sums as the board of directors deems proper and sufficient as a reserve fund to meet contingencies or for such other purpose as the board of directors shall deem to be in the best interests of the corporation, and the board of directors may modify or abolish any such reserve.

ARTICLE VI.

Powers of Officers to Contract with the Corporation

Any and all of the directors and officers of the corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the corporation and themselves, or any and all of the individuals from time to time constituting the board of directors of the corporation, or any firm or corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the board of directors or committee thereof which authorizes such contract or agreement; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote or the stockholders; or (iii) the contract or agreement is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. Any director of the corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

ARTICLE VII.

Indemnification

Section 7.1. Definitions. For purposes of this Article VII the following terms shall have the meanings indicated:

(a)	“Code of Conduct” means the corporation’s Code of Conduct for Directors, Officers and Employees as in effect from time to time.

(b)

“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent, trustee or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which such person is or was serving at the express written request of the corporation.

(c)

“Court” means tile Court of Chancery of the State of Delaware, the court in which the Proceeding in respect of which indemnification is sought by a Covered Person shall have been brought or is pending, or another court having subject jurisdiction and personal jurisdiction over the parties.

(d)	“Covered Person” means a person who is a present or former director or officer of the corporation and shall include such person’s legal representatives, heirs, executors and administrators.

(e)	“Disinterested Director” means a director of the corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by a Covered Person.

(f)

“Enterprise” shall mean the corporation and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which a Covered Person is or was serving at the express written request of the corporation as a director, officer, employee, agent, trustee or fiduciary.

(g)

“Expenses” shall include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

(h)

“Good Faith” shall mean a Covered Person having acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of an Enterprise which is an employee benefit plan, the best interests of the participants or beneficiaries of said plan, as the case may be, and, with respect to any Proceeding which is criminal in nature, having had no reasonable cause to believe such Covered Person’s conduct was unlawful.

(i)

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and may include law firms or members thereof that are regularly retained by the corporation but not any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the standards of professional conduct then prevailing and applicable to such counsel, would have a conflict of interest in representing either the corporation or Covered Person in an action to determine Covered Person’s rights under this Article.

(j)

“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigative, other than one initiated by the Covered Person. For purposes of the foregoing sentence, a “Proceeding” shall not be deemed to have been initiated by the Covered Person where such Covered Person seeks to enforce such Covered Person’s rights under this Article.

Section 7.2. Right to Indemnification in General.

(a)

Covered Persons. In connection with any Proceeding, the corporation shall indemnify, and advance Expenses, to each Covered Person as provided in this Article and to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The indemnification provisions in this Article shall be deemed to be a contract between the corporation and each Covered Person who serves in any such Corporate Status at any time while these provisions as well as the relevant provisions of the Delaware General Corporation Law are in effect and any repeat or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such Covered Person.

(b)

Employees and Agents. The corporation may, to the extent authorized from time to time by the board of directors, grant indemnification and the advancement of Expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of Expenses of Covered Person.

Section 7.3. Proceedings Other Than Proceedings by or in the Right of the Corporation.

Each Covered Person shall be entitled to the rights of indemnification provided in this Section 7.3 if, by reason of such Covered Person’s Corporate Status, such Covered Person is, or is threatened to be made, a party to or is otherwise involved in any Proceeding, other than a Proceeding by or in the right of the corporation. Each Covered Person shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlements, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such Proceeding or any claim, issue or matter therein, if such Covered Person did not violate the corporation’s Code of Conduct and acted in Good Faith. Notwithstanding the foregoing, if such Covered Person shall have been found to have violated the corporation’s Code of Conduct then in effect, the corporation may, to the extent authorized by the board of directors, indemnify such Covered Person against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf.

Section 7.4. Proceedings by or in the Right of the Corporation.

(a)

Each Covered Person shall be entitled to the rights of indemnification provided in this Section 7.4 if, by reason of such Covered Person’s Corporate Status, such Covered Person is, or is threatened to be made, a party to or is otherwise involved in any Proceeding brought by or in the right of the corporation to procure a judgment in its favor. Such Covered

Person shall be indemnified against Expenses, judgments, penalties, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such Proceeding if such Covered Person acted in Good Faith. Notwithstanding the foregoing, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Covered Person shall have been adjudged to be liable to the corporation if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the corporation in such event if and only to the extent that the Court which is considering the matter shall determine.

(b)

Notwithstanding any provision to the contrary in this Section, if the board of directors, Independent Counsel or the stockholders, as the case may be, making the determination with respect to indemnification as provided under Section 7.9 hereof, or the Court considering the matter determines that the act or omission which forms the basis for the claim which is the subject of the Proceeding violated the corporation’s Code of Conduct then in effect, then, notwithstanding that fact, the corporation may, to the extent authorized by the board of directors, indemnify such Covered Person against all Expenses, judgments, penalties and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such proceeding if such Covered Person acted in Good Faith.

Section 7.5. Indemnification of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Article, to the extent that a Covered Person is, by reason of such Covered Person’s Corporate Status, a party to or is otherwise involved in and is successful, on the merits or otherwise, in any Proceeding, such Covered Person shall be indemnified to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection therewith. If such Covered Person is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the corporation shall indemnify such Covered Person to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 7.5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7.6. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Article, to the extent that a Covered Person is, by reason of such Covered Person’s Corporate Status, a witness in any Proceeding, such Covered Person shall be indemnified against all Expenses actually and reasonably incurred by such Covered Person or on such Covered Persons behalf in connection therewith.

Section 7.7. Advancement of Expenses. Notwithstanding any provision to the contrary in this Article, the corporation (acting through the chairman of the board, president, executive vice president or any vice president of the corporation) shall advance all reasonable Expenses which, by reason of a Covered Persons Corporate Status, were incurred by or on behalf of such Covered Person in connection with any Proceeding, within twenty (20) days after the receipt by the corporation of a statement or statements from such Covered Person requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Covered Person and shall include or be preceded or accompanied by an undertaking by or on behalf of the Covered Person to repay any Expenses if it shall ultimately be determined that such Covered Person is not entitled to be indemnified against such Expenses. Any advance and undertakings to repay pursuant to this Section 7.7 shall be unsecured and interest free. Advancement of Expenses pursuant to this Section 7.7 shall not require approval of the board of directors or the stockholders of the corporation, or of any other person or body. The Secretary of the corporation shall promptly advise the Board in writing of the request for advancement of Expenses, of the amount and other details of the advance and of the undertaking to make repayment pursuant to this Section 7.7.

Section 7.8. Notification and Defense of Claim.

Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim is to be made against the corporation under this Article, notify the corporation of the commencement of the Proceeding. The omission so to notify the corporation will not relieve it from any liability which it may have to such Covered Person otherwise than under this Article. With respect to any such Proceedings to which such Covered Person notifies the corporation:

(a)	The corporation will be entitled to participate in the defense at its own expense.

(b)

Except as otherwise provided below, the corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense with counsel reasonably satisfactory to the Covered Person. After notice from the corporation to the Covered Person of its election to assume the defense of a suit, the corporation will not be liable to the Covered Person under this Article for any legal or other expenses subsequently incurred by the Covered Person in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided below. The Covered Person shall have the right to employ his own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense shall be at the expense of the Covered Person unless (i) the employment of counsel by the Covered Person has been authorized by the corporation, (ii) the Covered Person shall have concluded reasonably that there may be a conflict of interest between the corporation and the Covered Person in the conduct of the defense of such action and such conclusion is confirmed in writing by the corporation’s outside counsel regularly employed by it in connection with corporate matters, or (iii) the corporation shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the corporation. The corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the corporation or as to which the Covered Person shall have made the conclusion provided for in (ii) above and such conclusion shall have been so confirmed by the corporation’s said outside counsel.

(c)

Notwithstanding any provision of this Article to the contrary, the corporation shall not be liable to indemnify the Covered Person under this Article for any amounts paid in settlement of any Proceeding or claim effected without its written consent. The corporation shall not settle any Proceeding or claim in any manner which would impose any penalty, limitation or disqualification of the Covered Person for any purpose without such Covered Person’s written consent. Neither the corporation nor the Covered Person will unreasonably withhold their consent to any proposed settlement.

(d)

If it is determined that the Covered Person is entitled to indemnification not covered by defense of the claim afforded under subparagraph (b) above, payment to the Covered Person of the additional amounts to be indemnified shall be made within ten (10) days after determination.

Section 7.9. Method of Determination.

A determination (if required by applicable law in the specific case) with respect to a Covered Person’s entitlement to indemnification shall be made (a) by the board of directors by a majority vote of a quorum consisting of Disinterested Directors, or (b) in the event that a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the Covered Person seeking indemnification, or (c) by the holders of a majority of the votes of the outstanding stock at the time entitled to vote on matters other than the election or removal of directors, voting as a single class, including the stock of the Covered Person seeking indemnification.

Section 7.10. Presumptions and Effect of Certain Proceedings.

(a)

Burden of Proof. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that the Covered Person is entitled to indemnification under this Article if such Covered Person has submitted a request for indemnification including such documentation and information as is reasonably available to such Covered Person and is reasonably necessary to determine whether and to what extent such Covered Person is entitled to indemnification and the corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b)

Effect of Other Proceedings. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty or of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of a Covered Person to indemnification or create a presumption that a Covered Person violated the corporation’s Code of Conduct or did not act in Good Faith.

(c)

Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, employee, agent, trustee or fiduciary of the Enterprise shall not be imputed to a Covered Person for purposes of determining the right to indemnification under this Article.

Section 7.11. Non-Exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which a Covered Person may at any time be entitled under applicable law, the Certificate of Incorporation, these By-Laws, any agreement, a vote of stockholders or a resolution of the board of directors, or otherwise. No amendment, alteration, rescission or replacement of this Article or any provision hereof shall be effective as to a Covered Person with respect to any action taken or omitted by such Covered Person in such Covered Person’s Corporate Status prior to such amendment, alteration, rescission or replacement.

Section 7.12. Insurance. The corporation may maintain, at its expense, an insurance policy or policies to protect itself and any Covered Person, officer, employee or agent of the corporation or another Enterprise against liability arising out of this Article or otherwise, whether or not the corporation would have the power to indemnify any such person against such liability under the Delaware General Corporation Law.

Section 7.13. No Duplicative Payment. The corporation shall not be liable under this Article to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that a Covered Person has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 7.14. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)

the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)

to the fullest extent possible, the provisions of this Article (including, without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VIII.

Miscellaneous Provisions

Section 8.1. Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

Section 8.2. Fiscal Year. Except as from time to time otherwise provided by the board of directors, the fiscal year of the corporation shall end on the 31st day of March of each year.

Section 8.3. Corporate Seal. The board of directors shall have the power to adopt and alter the seal of the corporation.

Section 8.4. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes, and other obligations authorized to be executed by an officer of the corporation on its behalf shall be signed by the chairman of the board of directors, the president or the treasurer except as the board of directors may generally or in particular cases otherwise determine.

Section 8.5. Voting of Securities. Unless the board of directors otherwise provides, the chairman of the board of directors, the president or the treasurer may waive notice of and act on behalf of this corporation, or appoint another person or persons to act as proxy or attorney in fact for this corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

Section 8.6. Evidence of Authority. A certificate by the secretary or any assistant secretary as to any action taken by the stockholders, directors or any officer or representative of the corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which by law, by the Certificate of Incorporation, or by these By-Laws, or under any vote of the stockholders or the board of directors, may be exercised by an officer of the corporation only in the event of absence of another officer or any other contingency shall bind the corporation in favor of anyone relying thereon in good faith, whether or not such absence or contingency existed.

Section 8.7. Corporate Records. The original, or attested copies, of the Certificate of Incorporation, By-Laws, records of all meetings of the incorporators and stockholders, and the stock transfer books (which shall contain the names of all stockholders and the record address and the amount of stock held by each) shall be kept in Delaware at the principal office of the corporation, or at an office of the corporation, or at an office of its transfer agent or of the secretary or of the assistant secretary, if any. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to inspection of any stockholder for any purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or for using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the corporation.

Section 8.8. Charitable Contributions. The board of directors from time to time may authorize contributions to be made by the corporation in such amounts as it may determine to be reasonable to corporations, trusts, funds or foundations organized and operated exclusively for charitable, scientific or educational purposes, no part of the net earning of which inures to the private benefit of any stockholder or individual.

Section 8.9. Exclusive Forum.

(a)

Subject to Section 8.9(b), unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any Specified Claim related to the Corporation shall be the Court of Chancery of the State of Delaware or, if that court has no jurisdiction, the federal district court for the District of Delaware or, if neither such court has jurisdiction, any other state court located within the State of Delaware. As used herein, “Specified Claim” means any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, in each case as defined by or used in case law under the laws of the State of Delaware, including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; and (iii) any claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these By-Laws (in each case, as amended from time to time).

(b)

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any claim arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the federal district court for the District of Delaware (of if such court does not have jurisdiction over such claim, any other federal district court of the United States; provided, however, that if the foregoing provisions of this Section 8.9(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive state court forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the Court of Chancery of the State of Delaware.

(c)

Notwithstanding anything to the contrary in these By-Laws, the foregoing provisions of this Section 8.9 shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time).

(d)

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.9.

ARTICLE IX.

Amendments

Section 9.1. Amendment by Stockholders. Prior to the issuance of stock, these By-Laws may be amended, altered or repealed by the incorporator(s) by majority vote. After stock has been issued, these By-Laws may be amended altered or repeated by the stockholders at any annual or special meeting by vote of a majority of all shares outstanding and entitled to vote, except that where the effect of the amendment would be to reduce any voting requirement otherwise required by law, the Certificate of Incorporation or these By-Laws, such amendment shall require the vote that would have been required by such provision. Notice and a copy of any proposal to amend these By-Laws must be included in the notice of meeting of stockholders at which action is taken upon such amendment.

Section 9.2. Amendment by Board of Directors. These By-Laws may be amended or altered by the board of directors at a meeting duly called for the purpose by majority vote of the directors then in office, except that directors shall not amend the By-Laws in a manner which:

(a)	changes the stockholder voting requirements for any action;

(b)	alters or abolishes any preferential right or right of redemption applicable to a class or series of stock with shares already outstanding;

(c)	alters the provisions of this Article IX hereof; or

(d)	permits the board of directors to take any action which under law, the Certificate of Incorporation, or these By-Laws is required to be taken by the stockholders.

Any amendment of these By-Laws by the board of directors may be altered or repealed by the stockholders at any annual or special meeting of stockholders.